EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Deltic Timber Corporation

El Dorado, Arkansas

We consent to the inclusion of our report of Del-Tin Fiber, LLC as of and for the fiscal years ending January 2, 2010, January 3, 2009, and December 29, 2007 dated January 22, 2010 in Deltic Timber Corporation’s Form 10-K for the year ended December 31, 2009.

/s/ Frazer Frost, LLP

Little Rock, Arkansas

March 5, 2010